Exhibit 5.1

April 15, 2021

ABVC Biopharma, Inc.

Attention: Howard Doong, CEO

44370 Old Warm Springs Blvd.

Fremont, CA 94538 USA

Ladies and Gentlemen:

We have acted as U.S. securities counsel to ABVC Biopharma, Inc., a Nevada corporation (the “Company”) in connection with the resale of up to 4,575,923 shares of the Company’s common stock, par value $0.001 per share (the “Resale Shares”) from time to time by certain selling stockholders   (the “Resale”) of the pursuant to a Registration Statement on Form S-1 (File No. 333-250899), as amended, filed by the Company with the U.S. Securities and Exchange Commission (the “Registration Statement”).

In connection with this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and prospectus included therein (the “Prospectus”), of such records of the Company and such agreements, certificates and statements of public officials, certificates of officers or representatives of the Company, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such latter documents. In making our examination of the documents executed by the parties, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of facts material to the opinions expressed herein and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

This opinion is limited to the Chapter 78 of the 2017 Nevada Revised Statutes as currently in effect, and we express no opinion as to the effect of any other law of the State of Nevada or the laws of any other jurisdiction. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein. We express no opinion with respect to the applicability to, or the effect on, the subject transaction of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state other than the State of Nevada. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof, and we express no opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

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Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”) and when the Resale Shares are sold and transferred in accordance with the Registration Statement, the Resale Shares will have been duly authorized for issuance and will be validly issued, fully paid and non-assessable.

We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of Nevada, (ii) waivers by the Company of any statutory or constitutional rights or remedies, or (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct. We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

We consent to the filing of this opinion as an exhibit to the Registration Statement, the discussion of this opinion in the Registration Statement and to the references to our firm in the Registration Statement and the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Act.

Very truly yours,

/s/ HUNTER TAUBMAN FISCHER & LI LLC
HUNTER TAUBMAN FISCHER & LI LLC

www.htflawyers.com | info@htflawyers.com

800 Third Avenue, Suite 2800, New York, NY 10022 | Office: (212) 530-2210 | Fax: (212) 202-6380